EXHIBIT 10.4

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”), dated                                   , 20       , by and between PREMIER EXHIBITIONS, INC., a Florida corporation (the “Premier”), and                                    (“Nominee”).

WHEREAS:

A.            Indemnitee performs a valuable service to Premier and/or affiliate(s) of Premier (collectively, the “Company”) in his or her capacity as a director and/or officer of one or more of these entities;

B.            Premier has adopted provisions in its articles of incorporation (the “Articles”) providing for indemnification of its officers and directors,; and

C.            This Agreement is a supplement to the provisions of the Articles dealing with indemnities and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of Indemnitee thereunder and shall remain in place irrespective of the Articles.

NOW THEREFORE in consideration of the premises and the covenants contained herein, the parties hereto agree as follows:

1.0          INDEMNITY

1.1          General Scope: The Company shall indemnify the Nominee and the Nominee’s heirs, executors, administrators and personal representatives (collectively the “Indemnitees” and, individually, an “Indemnitee”) for all liabilities or obligations imposed upon or incurred by the Indemnitees at law, in equity or by, pursuant to or under any statute or regulation and all expenses (“Liability”) in relation to any claim, action, proceeding, investigation, or order whether civil, criminal or administrative and whether made or commenced by the Company, by an Associated Corporation or by any other person (collectively, or individually, a “Claim”) by reason of:

(a)	the Nominee being or having been a director, alternate director or officer of, or holding or having held a position equivalent to that of a director, alternate director or officer of, the Company or any Associated Corporation, or

(b)	any act or omission, whether or not negligent, of the Nominee acting as a director, alternate director or officer, or as a person in an equivalent position, of the Company or any Associated Corporation, including without limitation, legal fees and disbursements and all other costs of investigation and defence incurred by the Indemnitees or any of them in relation to a Claim, whether or not any action or proceeding is commenced, and all amounts paid or payable by the Indemnitees or any of them, to settle a Claim or to satisfy a judgment, including without limitation the payment of interest and costs, or otherwise to discharge a Liability imposed or incurred.

1.2          Absolute Liability: Without limiting the generality of paragraph 2.1, the Company shall indemnify the Indemnitees against any Liability in relation to a Claim which is statutorily imposed on the Nominee.

1.3          Negligence: Without limiting the generality of paragraph 2.1, the Company shall indemnify the Indemnitees against any Liability in relation to a Claim arising from negligent conduct of the Nominee.

1.4          Actual Payment: The Company shall pay all amounts due to an Indemnitee under this Indemnity Agreement forthwith upon demand by the Indemnitee.

2.0          INDEMNITY RESTRICTED

Despite any other provision of this Indemnity Agreement, the Company is not obliged under this Indemnity Agreement to make any payment that is prohibited by applicable law, including, as at the date of this Indemnity Agreement, the Florida Business Corporation Act, or by court order in force at the date the payment must be made.

3.0          ADVANCE EXPENSES

Unless prohibited by applicable law or court order, the Company shall pay, as they are incurred, in advance of the final disposition of a Claim, the expenses actually and reasonably incurred by an Indemnitee in respect of the Claim provided that the Company shall not make such payments unless the Company first receives from the Indemnitee a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by applicable law, the Indemnitee will repay the amounts advanced.

4.0          TAXABLE BENEFITS

Any indemnity payment made pursuant to this Indemnity Agreement shall be grossed up by the amount of any tax payable by the Indemnitee pursuant to the Income Tax Act (Canada) in respect of such payment.

5.0          ENFORCEMENT COSTS

5.1          Application to Court: If any payment by the Company under this Indemnity Agreement would be prohibited under paragraph 3 unless approved by a court, or if there shall be a disagreement between the Company and any Indemnitee as to whether or not an indemnification under this Indemnity Agreement would be prohibited under paragraph 3 unless approved by the court, the Company, at its own expense and in good faith, will promptly take proceedings to obtain that approval or such other appropriate determination. The Company shall indemnify the Indemnitees for the amount of all costs incurred by any or all of them in obtaining any court approval contemplated by this paragraph 6.1, including without limitation all legal fees and disbursements.

5.2          Independent Counsel: The Indemnitees, or any of them, may each retain their own independent legal counsel for the purpose set out in paragraph 6.1 or for any other purpose in relation to a Claim and the cost of such representation shall be considered a “Liability” to which this Indemnity Agreement applies.

5.3          No Presumption of Wrong Doing: The determination of any Claim, by adjudication, settlement, or otherwise, shall not, of itself, create any presumption for the purposes of this Indemnity Agreement that the Nominee did not act honestly and in good faith with a view to the best interests of the Company or an Associated Corporation, or, in the case of a criminal or administrative action or proceeding, that the Nominee did not have reasonable grounds for believing that his conduct was lawful, unless a judgment or order of the Court specifically finds otherwise.

6.0          NOMINEE CEASING TO ACT

The Nominee may resign at any time as a director, alternate director and/or officer, or from an equivalent position, of the Company or any Associated Corporation. The obligations of the Company hereunder continue after and are not affected in any way by the Nominee ceasing to be a director, alternate director and/or officer, or to hold an equivalent position, of the Company or any Associated Corporation whether by resignation, removal, death, incapacity, disqualification under applicable law or otherwise.

7.0          RE-ELECTION

The obligations of the Company under this Indemnity Agreement continue after and are not affected in any way by the re-election or re-appointment from time to time of the Nominee as a director or officer, or to an equivalent position, of the Company or any of its Associated Corporations.

8.0          CONTINUING INDEMNITY

8.1          Other Compensation: The obligations of the Company under this Indemnity Agreement are not diminished or in any way affected by:

(a)	Financial Interest: the Nominee holding from time to time any direct or indirect financial interest in the Company, in an Associated Corporation or in a corporation otherwise related to the Company;

(b)	Salary/Compensation: payment by the Company, by an Associated Corporation, or by any corporation otherwise related to the Company, to the Nominee of director’s fees or any salary, wages or other compensation;

(c)	Interested Contracts: payment by the Company, by an Associated Corporation, or by any corporation otherwise related to the Company, to the Nominee or to any firm of which the Nominee is a partner, associate or employee, of any fees for services rendered;

(d)	D & O Insurance: any directors’ or officers’ liability insurance placed by or for the benefit of the Nominee by the Nominee, the Company, an Associated Corporation or any entity related to any of them; or

(e)	Other Indemnities: payment to the Nominee by any shareholder of the Company, an Associated Corporation or any corporation otherwise related to the Company, or by any other person pursuant to any other contract of indemnity.

8.2          Non Compliance with Constating Documents: The obligations of the Company under this Indemnity Agreement are not diminished, or in any way affected by the Nominee’s failure to comply with the provisions of the Florida Business Corporations Act or of the articles or by-laws of the Company.

8.3          Non Waiver: No waiver by the Nominee of any default or breach of any of the terms, covenants, conditions, or obligations of this Indemnity Agreement shall constitute a waiver by the Nominee of any prior, concurrent, or subsequent default or breach of the same, or any other term, covenant, condition, or obligation of the Company.

9.0          REPORTING

9.1          Material Developments: The Company shall report promptly and regularly to the Nominee any material adverse change in the financial condition, business or property of the Company or any entity related to it and any event or circumstance known to the Company that may result, directly or indirectly, in any liability or obligation being imposed upon any Indemnitee.

9.2          Nominee Cooperation: The Nominee agrees to give notice to the Company within two business days of being served with any statement of claim, writ, notice of motion, indictment, or other documents commencing or continuing any Claim against the Nominee. The Nominee agrees to give the Company such information and cooperation as the Company may reasonably require from time to time in respect of all matters contemplated by this Indemnity Agreement.

9.3          Company Cooperation: The Company agrees to notify the Nominee in writing within two business days of being served with any statement of claim, writ, notice of motion, indictment, or other document commencing or continuing any Claim against the Nominee. The Company agrees to give the Nominee such information and cooperation as the Nominee may reasonably require from time to time in respect of all matters under this Indemnity Agreement.

10.0        Separability

Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held to be invalid for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions hereof. Furthermore, if this Agreement shall be invalidated in its entirety on any ground, then the Company shall nevertheless indemnify Indemnitee to the fullest extent provided by the charter documents or any other applicable law.

11.0        Governing Law

This Agreement shall be governed by and its provisions construed in accordance with the laws of the State of Florida, without regard to the conflict of law principles thereof. The Company and Indemnitee each irrevocably consents to the jurisdiction of the courts of the State of Florida for all purposes in connection with any Proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be brought only in the state courts of the State of Florida.

12.0        Amendment and Termination

No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

13.0        Identical Counterparts

This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute but one and the same Agreement. Only one such counterpart need be produced to evidence the existence of this Agreement.

14.0        Headings

The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

15.0        Notices

15.1        All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) delivered personally, (ii) mailed by certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery with proof of receipt maintained or (iv) sent by fax:

(a)	If to Indemnitee, at the address indicated on the signature page hereof.

(b)	If to the Company, to:

Premier Exhibitions, Inc.
Suite 900, 3340 Peachtree Road N.E.
Atlanta, Georgia 30326
USA

Attention: Chief Executive Officer
Facsimile: (404) 842-2626

or to such other address as the Company may have furnished to Indemnitee.

15.2        All such notices, requests, demands, waivers, consents and other communications shall be deemed to have been received by (w) if by personal delivery, on the day delivered, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

16.0        Merger

This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes any and all prior agreements and understandings between them with respect thereto; provided that the provisions hereof shall not supersede the provisions of the Company’s charter documents, any agreement by which the Company is bound, any vote of shareholders or directors of the Company, and any applicable law, to the extent any such provisions shall be more favorable to Indemnitee than the provisions hereof.

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first above written.

PREMIER EXHIBITIONS, INC.

By:
Name:
Title:

INDEMNITEE

By:
Name:
Title: